Exhibit 10.14

Dear Tom:

Per our discussion, I am pleased to offer you a consulting agreement with DuPont on the following terms and conditions.

1.	Our agreement will commence on January 1, 2015 and continue until December 31, 2017, unless terminated by you on thirty (30) days written notice, ('Consulting Period').

2.
You will provide consulting services on business projects identified by me ('Business Projects'). Such services shall be provided upon reasonable notice to you and at mutually agreed times. Such services shall not exceed thirty (30) hours per calendar year quarter.

3.
DuPont will pay you a retainer equal to $31, 250, payable on the last day of each month. Unless the circumstances reasonably dictate otherwise, the services contemplated hereunder will be performed at your primary place of residence. As necessary, DuPont will make available to you at no charge office space in Wilmington for use in connection with the services contemplated hereunder. DuPont will reimburse you for reasonable travel expenses incurred in support of this work.

4.
You will be reimbursed for travel-related costs and expenses within thirty (30) days after the receipt of a correct invoice for such costs and expenses. All travel-related costs and expenses will be subject to DuPont travel guidelines and procedures in effect from time to time. All nontravel-related costs and expenses incurred in connection with the consulting services hereunder will require the prior written approval of DuPont.

5.
You will not disclose to others without DuPont's written consent any confidential or unpublished information concerning DuPont's business and research activities and interests with which you become familiar in your contacts with DuPont. Similarly, you will not disclose to others without DuPont's written consent the results of specific nature of your work for DuPont. Your obligations under this paragraph will continue after termination of this agreement insofar as they relate to activities prior to termination.

6.	You agree that during the consulting period, you will not directly or indirectly:

a.	be employed by or consult with, render service to, or engage in any Competing Business;

b.
promote, solicit or induce for yourself or any other person or entity the sale of any Competing Product(s) to any entity or any other person or entity the sale of any Competing Product(s) to any entity or person who is or has been a customer of the company since January 1, 2010, and

c.	solicit or induce for any Competing Business the employment of any person who is now, or at any time after the date hereof, employed by the company.
For purposes of this paragraph
Competing Business means any business which is engaged in, or about to become engaged in research, development, production, marketing, or selling of a Competing Product(s).
Competing Product(s) means product(s), process(es), or service(s) which competes directly or indirectly within the company's product(s), process(es), or services with which you have either worked as employee of the company or an independent contractor, since January 1, 2010, or about which you have acquired the company's trade secret, technical or nontechnical confidential information.
In the event of any uncertainty over whether a business constitutes a Competing Business or whether product(s), process(es), or service(s) constitute a Competing Product(s) such determination(s) shall be made by the Company's Chief Executive Officer in her reasonable, good faith judgment.

7.	You will personally perform the consulting services contemplated by this agreement and will not delegate or assign such services to a third party.

8.
During the consulting period your position will be that of an independent contractor, and not an employee of DuPont. You will be personally responsible for any and all tax obligations you incur in connection with the consulting services performed hereunder.

9.
Nothing herein shall prevent you from becoming employed or engaged by any other person or entity during the Consulting Period, provided that you comply with your obligations under Paragraph 6 of this Agreement.

10.
You, on behalf of yourself and your successors and assigns, hereby release DuPont and its employees, agents and contractors, ('Released Parties') from any and all liability for personal injury, death and property damage relating in any way to your provision of consulting services hereunder, except to the extent (but only to the extent) such liability is caused by the negligence or willful misconduct of any Released Party. The claims, liabilities, damages, losses or expenses covered hereunder include, but are not limited to settlements, judgments, court costs, attorneys' fees and other litigation expenses, fines and penalties.

11.
This agreement does not change in any manner your rights and obligations under any other agreement with DuPont, including, but not limited to your Employee and/or Confidentiality Agreement and any DuPont benefit plan.

12.	Amounts payable hereunder will not be taken into account for determining any Company-provided benefits or compensation plans and/or arrangements.

13.	You will comply with all laws, rules, and regulations of any government authority applicable to the performances of services under this agreement.

14.
If any one or more provisions of this agreement shall for any reason, to be held to be invalid, illegal, or unenforceable in any respect, such provision(s) shall not affect any other provision of this agreement and this agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained herein.

15.	This agreement will be governed by the laws of the state of Delaware.

16.	This letter constitutes the entire agreement between us with respect to this subject.

If the foregoing is acceptable to you, please acknowledge your agreement by signing the enclosed copy of this letter in the space provided, and returning the signed copy to me for our files.

Very Truly Yours,

/s/ Ellen J. Kullman

Ellen J. Kullman

AGREED AND ACCEPTED:

/s/ T. M. Connelly

Thomas M Connelly, Jr.

Date    October 22, 2014